VAALCO APPOINTS NEW CHIEF FINANCIAL OFFICER

HOUSTON – June 21, 2021 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) (“VAALCO” or the “Company”) announced that its Board of Directors has named Ronald Bain as Chief Financial Officer effective June 21, 2021. Mr. Bain has over 25 years of oil industry experience in a variety of financial roles and has significant capital markets experience.

As previously stated, the Board believes that enhancing the Company’s corporate presence in London, the primary financial and advisory hub for African energy companies, will augment the experience within VAALCO’s leadership and complement the Company’s supportive equity shareholder base in the U.S. The European market is an important environment for the African energy sector, with many of VAALCO’s peers active within the region and the majority of transactions for North Africa and Sub-Saharan Africa assets taking place within the European financial markets. As such, the board views it as a strategically important investment to further grow its presence in London. Mr. Bain will be based in the Company’s recently established London business development office, but he will split his time between London and Houston.

George Maxwell, Chief Executive Officer, commented, “We are excited to have Ron joining VAALCO as our CFO. He has significant experience in financial executive leadership roles and a history of successfully leading capital markets transactions. Ron’s experience serving on the board of an E&P company, his leadership of large geographically diverse financial teams listed in both the U.S. and U.K. and strong ties to the London investment and banking community make him an important addition to the Company. Ron worked closely with me at Eland where he was an integral part of our success.”

About Ronald Bain

Mr. Bain is a chartered accountant (FCCA) who was previously Chief Financial Officer at Eland Oil & Gas Plc where he served on that Board and a variety of related company Boards until the company was acquired by Seplat Petroleum Development Plc in December 2019. Prior to working for Eland, Mr. Bain led the financial integration planning for Baker Hughes on the GE Oil & Gas merger. He held a variety of regional accounting directorship roles within Baker’s flagship enterprise finance organization and controller positions for both Baker Hughes and BJ Services over a 19-year period. Mr. Bain has valuable experience working with several African countries, especially in areas of statutory reporting, taxation, and compliance. Outside of the oil and gas industry, Mr. Bain was formerly the Finance Director for Donside Paper Company where he rose to that position by progressing through the finance organization across a nine-year service period.

Ron qualified as a Chartered Accountant in 1993 with the Association of Certified Chartered Accountants where he is now a Fellow of the Association. He also holds certification from the Corporate Finance Institute in Financial Modelling & Valuation Analyst and has certifications in International Financial Reporting (ACCA) and an award in Pension Trusteeship from the Pensions Management Institute. He attained a Scottish Higher National Certificate in Accounting at Aberdeen College of Commerce in 1987.

About VAALCO

VAALCO, founded in 1985, is a Houston, USA based, independent energy company with production, development and exploration assets in the West African region.

The Company is an established operator within the region, holding a 58.8% working interest in the Etame Marin Block, located offshore Gabon, which to date has produced over 120 million barrels of crude oil and of which the Company is the operator.

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Kelsey Traynor / James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, its ability to restore production in non-producing wells, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future and pending acquisitions, capital expenditures, future drilling plans, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the failure of the transaction to close, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity,  drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.